Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Jade Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Jade Biosciences, Inc. (the “Company”) as of December 31, 2024 and June 18, 2024, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the period from June 18, 2024 (inception) to December 31, 2024, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and June 18, 2024, and the results of its operations and its cash flows for the period from June 18, 2024 (inception) to December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 24, 2025 except for the effects of the reverse merger exchange ratio discussed in Note 1 to the financial statements, as to which the date is November 14, 2025.

We have served as the Company’s auditor since 2024.

JADE BIOSCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2024	June 18, 2024
ASSETS
Current assets
Cash and cash equivalents	$69,386	$—
Related party subscription receivable	—	3
Prepaid expenses and other current assets	268	—

Total current assets	69,654	3
Other assets	3,145	—

Total assets	$72,799	$3

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,290	$—
Accrued expenses and other current liabilities	4,125	—
Related party accrued expenses and other current liabilities	5,504	—
Warrant liability, related party	1,077	—

Total current liabilities	11,996	—
Long-term liabilities
Convertible notes payable(1)	107,600	—

Total liabilities	119,596	—

Commitments and contingencies (Note 11)
Series Seed convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized as of December 31, and June 18, 2024; 20,000,000 shares issued and outstanding as of December 31, 2024 and June 18, 2024, respectively; liquidation preference of $2 and $2 as of December 31, 2024 and June 18, 2024, respectively	2	2
Stockholders’ deficit
Common stock, $0.0001 par value; 40,000,000 shares authorized, 3,672,794 shares issued and outstanding as of each of December 31, 2024 and June 18, 2024	1	1
Additional paid-in capital	179	—
Accumulated deficit	(46,979)	—

Total stockholders’ deficit	(46,799)	1

Total liabilities, convertible preferred stock and stockholders’ deficit	$72,799	$3

(1)	Includes related party amount of $22.7 million.

The accompanying notes are an integral part of these consolidated financial statements.

JADE BIOSCIENCES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

Period from June 18, 2024 (Inception) to December 31, 2024
Operating expenses
Research and development(1)	$31,234
General and administrative(2)	4,304

Total operating expenses	35,538

Loss from operations	(35,538)

Other income / (expense)
Interest income	1,159
Change in fair value of convertible notes payable(3)	(12,600)

Total other expense, net	(11,441)

Net loss and comprehensive loss	$(46,979)

Net loss per share attributable to common stockholders, basic and diluted	$(14.89)

Weighted-average common shares outstanding, basic and diluted	3,155,500

(1)	Includes related party amount of $24.6 million for the period from June 18, 2024 (inception) to December 31, 2024 (see Note 13).
(2)	Includes related party amount of $1.0 million for the period from June 18, 2024 (inception) to December 31, 2024 (see Note 13).
(3)	Includes related party amount of $2.7 million for the period from June 18, 2024 (inception) to December 31, 2024 (see Note 13).

The accompanying notes are an integral part of these consolidated financial statements.

JADE BIOSCIENCES, INC.

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of June 18, 2024 (inception)	20,000,000	$2	3,672,794	$1	$—	$—	$1
Stock-based compensation expense	—	—	—	—	179	—	179
Net loss	—	—	—	—	—	(46,979)	(46,979)

Balances as of December 31, 2024	20,000,000	$2	3,672,794	$1	$179	$(46,979)	$(46,799)

The accompanying notes are an integral part of these consolidated financial statements.

JADE BIOSCIENCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Period from June 18, 2024 (Inception) to December 31, 2024
Cash flows from operating activities:
Net loss	$(46,979)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of convertible notes payable	12,600
Stock-based compensation expense	1,256
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(265)
Accounts payable	1,290
Accrued expenses and other current liabilities	3,980
Related party accrued expenses and other current liabilities	5,504

Net cash used in operating activities	(22,614)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable(1)	95,000
Payment of deferred offering costs	(3,000)

Net cash provided by financing activities	92,000

Net increase in cash and cash equivalents	69,386
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$69,386

Supplemental disclosure of non-cash financing activities:
Deferred offering costs in accrued expenses and other current liabilities	$145

(1)	Includes related party amount of $20.0 million for the period from June 18, 2024 (inception) to December 31, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

JADE BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business and Basis of Presentation

Background and Basis of Presentation

Jade Biosciences, Inc. (“Jade” or the “Company”) was established and incorporated under the laws of the state of Delaware on June 18, 2024. Jade was founded by healthcare investor Fairmount Funds Management LLC (“Fairmount”) and launched to research and develop antibody candidates licensed from Paragon Therapeutics, Inc. (“Paragon”), an antibody discovery engine founded by Fairmount. The Company currently operates as a virtual company, and thus, does not maintain a corporate headquarters or other significant facilities. Jade was formed to develop biologics to optimize the treatment of autoimmune diseases.

The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, the ability to complete preclinical and clinical trials, the ability to obtain regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.

The Company’s potential product candidates will require approval from the U.S. Federal Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential product candidates will receive all the required approvals. In addition, there can be no assurance that the Company’s potential product candidates, if approved, will be accepted in the marketplace, that any future product candidates can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product candidates will be successfully marketed, if at all.

Aerovate Therapeutics, Inc., a Delaware corporation (“Aerovate”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) on October 30, 2024, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Caribbean Merger Sub I, Inc., a Delaware corporation, will merge with and into Jade, with Jade continuing as a wholly owned subsidiary of Aerovate and the surviving corporation of the merger (the “First Merger”), and Jade will merge with and into Caribbean Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger, Second Merger Sub will change its corporate name to “Jade Biosciences, LLC” and Aerovate will change its name to “Jade Biosciences, Inc.” Aerovate following the Merger is referred to herein as the “combined company.” The combined company will be led by Jade’s management team and will focus on developing differentiated biologic therapies for patients living with autoimmune diseases.

At the effective time of the First Merger (the “First Effective Time”), (i) each share of Jade common stock (including shares of Jade common stock issued in the Jade pre-closing financing described below) will be converted into the right to receive a number of shares of Aerovate common stock equal to the exchange ratio set forth in the Merger Agreement (the “Exchange Ratio”) and (ii) each share of Jade Series Seed Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”), will be converted into the right to receive a number of shares of Aerovate Series A Non-Voting Convertible Preferred Stock equal to the exchange ratio divided by 1,000. If any shares of Jade common stock are unvested or subject to a repurchase option or risk of forfeiture at the First Effective Time (the “Jade restricted common stock”), then the shares of Aerovate common stock issued in exchange for such shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture.

On October 30, 2024, concurrent with the execution of the Merger Agreement, the Company entered into a subscription agreement (the “Subscription Agreement”) with certain investors pursuant to which the Company agreed to issue and sell to such investors in a private placement financing (the “Private Placement”) shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock at an estimated purchase price of $5.9407 per share of common stock and $5.9406 per pre-funded warrant (before giving effect to the Exchange Ratio), for gross proceeds of approximately $300.0 million (which includes $95.0 million of proceeds previously received from the issuance of convertible notes (the “Convertible Notes”)), which will precede the closing of the Merger. Shares of the Company’s common stock issued pursuant to the Private Placement will be converted into shares of Aerovate common stock in accordance with the exchange ratio at the effective time of the close of the transaction.

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

On April 28, 2025 (the “Closing Date”), the Company consummated the previously announced transaction pursuant to the Merger Agreement. The Exchange Ratio was calculated as 0.6311 shares of Aerovate common stock for each share of Jade common stock (and 0.0006311 shares of Series A Preferred Stock for each share of Jade Series Seed Convertible Preferred Stock) on the Closing Date, which gives effect to a 1-for-35 reverse stock split of shares of Aerovate common stock immediately prior to the Merger. The par value per share and the number of authorized shares were not adjusted as a result of the Exchange Ratio. The shares of Company common stock underlying outstanding stock options, restricted stock awards, and other equity instruments were proportionately reduced and the respective exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities. All references to common stock, options to purchase common stock, common stock share data, per share data, and related information contained in the consolidated financial statements have been retrospectively adjusted to reflect the effect of the Exchange Ratio for all periods presented, unless otherwise specifically indicated or the context otherwise requires.

Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within twelve months of the date that the consolidated financial statements are issued. As of December 31, 2024, the Company had $69.4 million in cash and cash equivalents.

The Company will devote substantially all of its resources to advancing the development of its programs, organizing and staffing the Company business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for any of its potential product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.

As a result, the Company will need substantial additional funding to support its operating activities as it advances its potential product candidates through development, seeks regulatory approval and prepares for and, if any of its potential product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings. Adequate funding may not be available to the Company on acceptable terms, or at all.

If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that may result if the Company is not able to continue as a going concern.

The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred a net loss of $47.0 million during the period from June 18, 2024 (inception) to December 31, 2024. As of December 31, 2024, the Company had an accumulated deficit of $47.0 million.

In July 2024, the Company received $80.0 million in gross proceeds from the issuance of Convertible Notes under the Purchase Agreement to several investors, of which Fairmount, through an affiliate fund, holds a Convertible Note with an initial principal amount of $20.0 million, which qualifies as a related party transaction (see Note 13). In September 2024, the Company received an additional $15.0 million in gross proceeds from issuing Convertible Notes to additional investors under the Purchase Agreement (see Note 5).

Concurrent with the execution of the Merger Agreement, certain parties have entered into the Subscription Agreement with Jade to purchase, prior to the consummation of the Merger, shares of Jade common stock and pre-funded warrants at an estimated purchase price of $5.9407 and $5.9406 per share (before giving effect to the Exchange Ratio), respectively, for aggregate gross cash proceeds of approximately $300.0 million, which includes the $95.0 million of Jade Convertible Notes previously issued. Shares of Jade common stock and pre-funded warrants to purchase shares of Jade common stock issued pursuant to the Subscription Agreement will be converted into shares of Aerovate common stock and pre-funded warrants to purchase shares of Aerovate common stock at the closing of the Merger per the Merger Agreement.

However, the completion of the transactions is subject to the satisfaction of customary closing conditions, and there are no assurances that such conditions will be achieved nor that such financing or other strategic transactions will be available on acceptable terms, or at all.

Based on its expectations of continuing operating losses and negative cash flows from operations for the foreseeable future, as of February 24, 2025, the date the Company’s consolidated financial statements are available to be issued, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for at least 12 months from the date the consolidated financial statements are available to be issued.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2. Summary of Significant Accounting Policies

Principles of Consolidation

In November 2024, the Company formed Jade Biosciences Canada ULC and Jade Biosciences Security Corporation, both of which are wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within these consolidated financial statements include but are not limited to research and development expenses and related prepaid or accrued costs, the valuation of stock-based compensation awards and related expenses, and the valuation of outstanding convertible notes. The Company bases its estimates on known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts, and experience. Actual results may differ materially from those estimates or assumptions.

Segment Information

The Company operates and manages its business as a single segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker (the “CODM”), reviews the Company’s financial information for purposes of evaluating financial performance and allocating resources (see Note 14).

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash. The Company maintains its cash balances at accredited financial institutions in amounts that, at times, may exceed federally insured limits. However, the Company has not experienced any losses on its deposits of cash.

The Company is dependent on third-party organizations to research, develop, manufacture, and process its potential product candidates for its development programs. The Company expects to continue to be dependent on a small number of manufacturers to supply it with its requirements for all products. The Company’s research and development programs could be adversely affected by a significant interruption in the supply of the necessary materials. A significant amount of the Company’s research and development activities are performed under its agreements with Paragon (see Note 10).

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The cash equivalents were comprised of an investment in a money market fund. Interest income associated with the cash equivalents will be recorded as other income in the consolidated statement of operations and comprehensive loss.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss. As of December 31, 2024, deferred offering costs of $3.1 million were recorded as Other assets in the consolidated balance sheet.

Subscription receivable

The Company accounts for any notes received in exchange for common stock, including those with related parties as a subscription receivable, provided the note underlying the receivable is paid prior to the date the consolidated financial statements are available to be issued.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 - Quoted prices in active markets that are identical assets or liabilities.

•

Level 2 - Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 - Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The Company’s cash equivalents are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to their relatively short maturity periods. The Company has elected the fair value option (“FVO”) for its Convertible Notes. The analysis of the fair value of the Convertible Notes contains inherent assumptions related to the market interest rate, instrument-specific credit risk, the probability of alternate financing, change of control, initial public offering, maturity extension, and payment at original maturity.

Due to the use of significant unobservable inputs, the overall fair value measurement of the Convertible Notes is classified as Level 3.

Classification of Convertible Preferred Stock

The Company has classified the Convertible Preferred Stock outside of stockholders’ equity on the Company’s consolidated balance sheets because the holders of such stock have certain liquidation rights in the event of a Deemed Liquidation Event that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.

The Convertible Preferred Stock is not redeemable, except in the event of deemed liquidation (see Note 6). Because the occurrence of a Deemed Liquidation Event is not currently probable, the carrying values of the Convertible Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the Convertible Preferred Stock would be made only when a Deemed Liquidation Event becomes probable.

Convertible Notes Payable

The Company performed an analysis of all of the terms and features of the Convertible Notes and has elected the FVO to account for the Convertible Notes to address simplification as the Company has identified embedded derivatives, such as automatic conversion upon the closing of a $25.0 million or greater financing event, including an initial public offering (a “Next Equity Financing”), and automatic conversion upon certain events (e.g., a sale of substantially all Company assets, a merger, etc.), both of which would require bifurcation and separate accounting. The Convertible Notes will be remeasured at fair value at each balance sheet date until repayment or conversion. Changes to the fair value of the Convertible Notes will be recorded in other income (expense), net in the Company’s consolidated statement of operations and comprehensive loss. The Company has also elected the option of combining interest expense and the change in fair value as a single line item within the

Company’s consolidated statement of operations and comprehensive loss. Changes in fair value resulting from changes in instrument-specific credit risk, if any, will be recognized separately in other comprehensive loss.

Research and Development Contract Costs Accruals

The Company records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s ongoing research and development activities conducted by third-party service providers, including contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), and the Company’s related party Paragon (see Note 10).

The Company accrues for expenses resulting from obligations under its antibody discovery and option agreement (as amended, the “Paragon Option Agreement”) by and among the Company, Paragon and Parade Biosciences Holding LLC (“Parade”), an entity formed by Paragon as a vehicle to hold equity in the Company, and agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. The Company makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations. As of December 31, 2024, the Company has not experienced any material deviations between accrued and actual research and development expenses.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include amounts reimbursed to Paragon under the Paragon Option Agreement (see Note 10), salaries and bonuses, stock-based compensation, employee benefits, and external costs of vendors and consultants engaged to conduct research and development activities.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses on the accompanying consolidated balance sheets. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered, or the services rendered. If nonrefundable advance payments represent a one-time cost for obtaining goods or services, with anticipated benefits to be utilized within a year of period-end, the payment is expensed immediately.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and bonuses, stock-based compensation, employee benefits, finance and administration costs, and professional fees.

Commitments and Contingencies

The Company may be subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the consolidated balance sheets.

The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of December 31, 2024, no liabilities were recorded for loss contingencies (see Note 11).

Stock-Based Compensation

The Company classifies stock-based compensation expense in its consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Company grants stock options and restricted stock awards that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Forfeitures are accounted for as they occur. As of each reporting date, the Company estimates the probability that specified performance criteria will be met and does not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved. The Company has issued stock options and restricted common stock awards (“RSAs”) with service-based vesting conditions.

The Company measures all stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of its common stock, based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures RSAs using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.

The Company’s common stock valuations were prepared using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk- adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of incentive shares and stock-based compensation expense could have been materially different.

Net Loss per Share Attributable to Common Stockholders

The Company applies the two-class method when computing net loss per share attributable to the Company’s common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all loss for the period had been distributed. The Company considers its Convertible Preferred Stock to be participating securities as, in the event a dividend is paid on common stock, the holders of Convertible Preferred Stock would be entitled to receive dividends on a basis consistent with the Company’s common stockholders. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to the Company’s common stockholders by the weighted average number of common shares outstanding for the period, excluding potentially dilutive common shares. Diluted net loss per share attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss by the weighted average number of common shares outstanding for the period, including potentially dilutive securities. For purposes of this calculation, the Company’s outstanding Convertible Preferred Stock, stock options to purchase common stock and unvested RSAs are considered potentially dilutive common shares.

The Company generated a net loss for the period presented. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of both June 18, 2024 and December 31, 2024. The Company did not have any uncertain tax positions as of both June 18, 2024 and December 31, 2024.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280) (“ASU 2023-07”), which enhances the segment disclosure requirements for public entities on an annual and interim basis. Under this proposal, public entities will be required to disclose significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss. Additionally, current annual disclosures about a reportable segment’s profit or loss and assets will be required on an interim basis. Entities will also be required to disclose information about the CODM’s title and position at the Company along with an explanation of how the CODM uses the reported measures of segment profit or loss in their assessment of segment performance and deciding how to allocate resources. Finally, ASU 2023-07 requires all segment disclosures for public entities that have only a single reportable segment. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted and applied the new disclosure requirements in these consolidated financial statements (see Note 14).

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding taxes paid both in the U.S. and foreign jurisdictions. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 require public entities to disclose specified information about certain costs and expenses. ASU 2024-03 is effective for the Company’s annual reporting period beginning after December 15, 2026 and interim reporting periods beginning after December 27, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

3. Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine the fair value (in thousands):

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Money market fund	$65,000	$—	$—	$65,000

Total assets	$65,000	$—	$—	$65,000

Liabilities
Convertible notes payable, noncurrent	$—	$—	$107,600	$107,600

Total liabilities	$—	$—	$107,600	$107,600

Cash equivalents consist of money market funds, which were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. The Convertible notes payable are revalued at each remeasurement date using inputs that are generally unobservable and reflect management’s estimates of assumptions that market participants would use in pricing the liability, which represent a Level 3 measurement within the fair value hierarchy. For the period from June 18, 2024 (inception) to December 31, 2024, there were no transfers between Level 1, Level 2 and Level 3. There were no financial assets and liabilities that were measured on fair value at a recurring basis as of June 18, 2024 (inception).

The following table presents the changes in the fair value of the Level 3 Convertible notes payable (in thousands):

Amounts
Balance as of June 18, 2024	$—
Convertible notes payable issuance	95,000
Change in fair value of Convertible notes payable	12,600

Balance as of December 31, 2024	$107,600

The Convertible notes payable in the table above consists of the fair value of an aggregate principal amount of $95.0 million, and a fair value adjustment of $12.6 million, which includes accrued interest of $4.7 million, in Convertible Notes which the Company issued and sold to certain investors. Each holder of Convertible Notes is expected to contribute the principal amount and all accrued interest under the applicable Convertible Note in exchange for the Company’s common stock or non-voting preferred stock in connection with a financing event under the Convertible Notes (see Note 5). The Company’s valuation of the Convertible Notes payable utilizes a scenario-based valuation analysis, which incorporated assumptions and estimates to value the Convertible Notes and a probability assessment of the achievement of the Next Equity Financing. The Company assesses these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained.

The Convertible Notes were issued on July 24, 2024 and September 30, 2024. The following table presents the significant assumptions related to the change in fair value for the period ending December 31, 2024:

Time from convertible notes issuance to Next Equity Financing (in years)	0.58 - 0.77
Probability of Next Equity Financing	70.0%
Time from convertible notes issuance to Next Equity Financing / prior to trade sale (in years)	0.75 - 0.93
Probability of Next Equity Financing / prior to trade sale	30.0%
Interest rate	12.0%
Discount rate	64.7%

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

December 31, 2024
Accrued research and development contract costs	$2,791
Accrued employee compensation and benefits	804
Accrued professional and consulting	530

$4,125

5. Convertible Notes Payable

In July 2024, the Company entered into a Convertible Note Purchase Agreement (the “Purchase Agreement”) with a series of investors, pursuant to which the Company issued Convertible Notes with an initial principal amount of $80.0 million (of which $20.0 million is from a related party). In September 2024, the

Company received an additional $15.0 million in gross proceeds from issuing additional Convertible Notes to additional investors. The principal amount and all accrued interest of the Convertible Notes will automatically convert into the Company’s common stock or preferred stock in connection with the closing of a Next Equity Financing or other events (e.g., a sale of substantially all Company assets, a merger, etc.). The Convertible Notes accrue interest at a rate of 12.0% per annum, compounded annually. All unpaid interest and principal are scheduled to mature on December 31, 2026 (the “Maturity Date”). Prepayment is not permitted without prior written consent of the majority of the holders of the Convertible Notes. The principal payment along with the accrued interest on each Convertible Note is due in full on the Maturity Date. As of December 31, 2024, the Company had outstanding borrowings of $95.0 million under its Convertible Notes.

In connection with the automatic conversions described above, the Convertible Notes will convert into a number of shares of common stock equal to the quotient obtained by dividing the initial purchase price plus accrued and unpaid interest by the conversion price of the Convertible Notes, which is the product resulting from multiplying the price per share in the Next Equity Financing by 80%.

The Convertible Notes were recorded at the fair value of $95.0 million on the respective issuance dates and were remeasured to the fair value of $107.6 million as of December 31, 2024. The change in the fair value of the Convertible Notes of $12.6 million, which includes accrued interest of $4.7 million, was recorded within other expense, net on the Company’s consolidated statement of operations and comprehensive loss for the period from June 18, 2024 (inception) to December 31, 2024. There was less than $0.1 million of debt issuance cost incurred in connection with the Convertible Notes. This amount was recognized as general and administrative expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024.

6. Convertible Preferred Stock

On June 18, 2024, the Company issued 20,000,000 shares of the Convertible Preferred Stock to a related party, Fairmount Healthcare Fund II L.P., an affiliate fund of Fairmount, at a purchase price of $0.0001 per share for gross proceeds of less than $0.1 million.

Upon the issuance of the Convertible Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities as described below and determined that such features did not require the Company to separately account for these features as embedded derivatives.

As of December 31, 2024 and June 18, 2024, Convertible Preferred Stock consisted of the following (in thousands, except share amounts):

	December 31, 2024 and June 18, 2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred Stock	20,000,000	20,000,000	$2	$2	12,622,000

	20,000,000	20,000,000	$2	$2	12,622,000

The holders of the Convertible Preferred Stock have the following rights and preferences:

Voting

The holders of Convertible Preferred Stock are entitled to vote, together with the holders of the Company’s common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. A majority vote of the holders of Convertible Preferred Stock is required to liquidate or dissolve the Company, amend the certificate of incorporation or bylaws in a manner that adversely affects the rights of the Convertible Preferred Stock, reclassify common stock or establish another class of capital stock (unless the same ranks junior to the Convertible Preferred Stock with respect to its rights), create shares that would rank senior to or authorize additional shares of Convertible Preferred Stock, declare a dividend or make a distribution.

In addition, the holders of shares of Convertible Preferred Stock are entitled to elect one director of the Company. The holders of shares of common stock and any other class or series of voting stock (including Convertible Preferred Stock), exclusively and voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.

Conversion

Each share of Convertible Preferred Stock is convertible into common shares at the option of the holder, at any time, and without the payment of additional consideration by the holder. Additionally, in the event of a mandatory conversion, such as the Merger, each share of Convertible Preferred Stock will be automatically converted into shares of newly created non-voting preferred stock at the applicable conversion ratio then in effect upon (i) the closing of a firm-commitment underwritten public offering of the Company’s common stock at a price of at least $1.00 per share resulting in at least $50.0 million of gross proceeds to the Company, net of the underwriting discount and commissions, and (ii) the vote or written consent of the holders of a majority of the outstanding shares of preferred stock, voting as a single class. The rights, privileges, duties and obligations relating to the non-voting preferred stock are to be determined at the time of a mandatory conversion.

The conversion ratio of Convertible Preferred Stock is determined by dividing the original issue price by the conversion price in effect at the time of conversion. The original issue price is $0.0001 per share for Convertible Preferred Stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The conversion price is $0.0001 per share for Convertible Preferred Stock. As of December 31, 2024, each outstanding share of Convertible Preferred Stock was convertible into common stock on a 1-for-0.6311 basis.

Dividends

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Convertible Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Convertible Preferred Stock calculated based on the respective original issue price of Convertible Preferred Stock of $0.0001 per share. Dividends are non-cumulative. As of December 31, 2024, no cash dividends had been declared or paid by the Company.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of shares of Convertible Preferred Stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Convertible Preferred Stock are entitled to an amount equal to the greater of (i) the applicable original issue price per share of the Convertible Preferred Stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Convertible Preferred Stock in preference to any distributions to common stock will share ratably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.

Unless the holders of a majority in voting power of the then outstanding shares of Convertible Preferred Stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.

Redemption

The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

7. Common Stock

As of December 31, 2024, the Company has the authority to issue a total of 40,000,000 shares of common stock at a par value of $0.0001 per share. As of December 31, 2024, 3,155,500 shares of common stock were issued and outstanding and 517,293 shares of common stock in connection with RSAs were issued and outstanding. Both the shares of common stock and RSAs were issued at par value in exchange for nominal cash. Each share of common stock entitles the holder to one vote, together with the holders of Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s board of directors (the “Board of Directors”), subject to the preferential dividend rights of the holders of Convertible Preferred Stock.

As of December 31, 2024, there are 15,014,751 shares of common stock reserved for issuance for the potential conversion of shares of Convertible Preferred Stock into common stock and the exercise of outstanding stock options for common stock under the 2024 Plan (as defined below).

8. Stock-Based Compensation

2024 Equity Incentive Plan

On June 18, 2024, the Board of Directors approved the 2024 Equity Incentive Plan (the “2024 Plan”), under which the Company may grant stock options, restricted stock awards, restricted stock units, or other stock-based awards to its employees, officers, directors, consultants, and advisors. The 2024 Plan is administered by the Board of Directors, or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee, if so delegated. Stock options granted under the 2024 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years. Upon adoption, the 2024 Plan authorized 86,215 shares of common stock reserved for issuance under the plan. On July 24, 2024, the Board of Directors approved an amendment to the 2024 Plan to increase the number of shares of common stock available for issuance under the 2024 Plan from 86,215 to 2,300,238. On November 20, 2024, the Board of Directors approved an amendment to the 2024 Plan to increase the number of shares of common stock available for issuance under the 2024 Plan from 2,300,238 to 8,067,789. As of December 31, 2024, the total number of shares of common stock reserved for issuance under the 2024 Plan was 2,392,751, with 5,675,025 shares of common stock available for future grants.

Stock Option Valuation

The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For stock options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

The following table summarizes the weighted-average assumptions used in calculating the fair value of the awards for the period June 18, 2024 (inception) to December 31, 2024:

Period from June 18, 2024 (Inception) to December 31, 2024
Expected volatility	95.4%
Expected term (in years)	6.1
Risk-free interest rate	4.0%
Expected dividend yield	—%

Stock Options

The following table summarizes the stock option activity for the period from June 18, 2024 (inception) to December 31, 2024:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of June 18, 2024 (inception)	—	$—	—	$—
Granted	2,392,751	1.81
Exercised	—	—
Forfeited	—	—

Balance as of December 31, 2024	2,392,751	$1.81	9.8	$10,993

Vested and expected to vest, December 31, 2024	2,392,751	$1.81	9.8	$10,993

Exercisable, December 31, 2024	1,724	$0.49	9.7	$10

The weighted average grant-date fair value of stock options granted for the period June 18, 2024 (inception) to December 31, 2024 was $1.43. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock.

Restricted Stock Awards

On June 18, 2024, the Board of Directors issued a total of 517,293 RSAs outside of the 2024 Plan to an employee, a director, and a consultant at a price of $0.001 per share.. Of the 517,293 RSAs issued on June 18, 2024, 86,215 RSAs were issued to a consultant in exchange for regulatory and strategic services provided to the

Company and the issuance was determined to be a related party transaction (see Note 13). Such RSAs have service-based vesting conditions only and vest over a four-year period, during which time all unvested shares are subject to forfeiture by the Company in the event the holder’s service with the Company voluntarily or involuntarily terminates.

In September 2024, the Company cancelled 86,215 RSAs previously granted to a board member and concurrently regranted 86,215 RSAs to the board member at a nominal purchase price and a fair value of $0.49 per share.

The following table summarizes the RSA activity for the period from June 18, 2024 (inception) to December 31, 2024:

	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of June 18, 2024 (inception)	517,293	$—
Granted	—	—

Unvested balance as of December 31, 2024	517,293	$—

Parade Warrant Obligation

In July 2024, the Company entered into the Paragon Option Agreement with Paragon and Parade. Under the terms of the Paragon Option Agreement, Parade will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of the then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2025 and December 31, 2026, at the fair market value determined by the Board of Directors (the “Parade Warrant Obligation”). The grant dates for the issuance of warrants are expected to be December 31, 2025 and December 31, 2026 as all terms of the award, including number of shares and exercise price, will be known by all parties. Parade’s research and discovery related activities has a service inception period for the grant preceding the grant date, with the full award being vested as of the grant date with no post-grant date service requirement. As of December 31, 2024, the estimated fair value of warrants to be granted on December 31, 2025 was $3.5 million. For the period from June 18, 2024 (inception) to December 31, 2024, $1.1 million was recognized as stock-based compensation expense related to the Parade Warrant Obligation. The warrants expected to be granted to Parade are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss.

The following table summarizes the assumptions used in calculating the fair value of the warrant obligation as of December 31, 2024:

As of December 31, 2024
Expected volatility	93.3%
Expected term (in years)	10
Risk-free interest rate	4.6%
Expected dividend yield	—%

Stock-Based Compensation Expense

The following table summarizes the classification of the Company’s stock-based compensation expense in the consolidated statement of operations and comprehensive loss (in thousands):

Period from June 18, 2024 (Inception) to December 31, 2024
Research and development	$1,161
General and administrative	95

$1,256

As of December 31, 2024, total unrecognized compensation cost related to the unvested stock options was $3.2 million, which is expected to be recognized over a weighted average period of approximately 3.7 years. As of December 31, 2024, total unrecognized compensation cost related to the unvested RSAs was less than $0.1 million, which is expected to be recognized over a weighted average period of 3.6 years. As of December 31, 2024, the unrecognized compensation cost related to the Parade Warrant Obligation was $2.4 million, which is expected to be recognized over a weighted average period of 1.0 year.

The following table summarizes the award types of the Company’s stock-based compensation expense in the consolidated statement of operations and comprehensive loss (in thousands):

Period from June 18, 2024 (Inception) to December 31, 2024
Parade warrant obligation	$1,077
Stock options	179
Restricted stock awards	—

$1,256

9. Income Taxes

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

Period from June 18, 2024 (Inception) to December 31, 2024
Federal statutory income tax rate	21.0%
State income taxes, net of federal benefits	0.3%
Research and development credits	0.5%
Change in deferred tax asset valuation allowance	(16.1)%
Fair market adjustments related to convertible notes	(5.6)%
Other	(0.1)%

Effective income tax rate	0.0%

Net deferred tax assets consisted of the following (in thousands):

Period from June 18, 2024 (Inception) to December 31, 2024
Deferred tax assets
Net operating loss carryforwards	$449
Research and development credits	255
Capitalized start-up expenses	396
Accruals and reserves	171
Capitalized research and development expenses	6,055
Share-based compensation	230

Total deferred tax assets	7,556
Valuation allowance	(7,556)

Net deferred tax assets	$—

The Company had a federal net operating loss carryforward of $2.1 million for the period from June 18, 2024 (inception) to December 31, 2024. The Company had state net operating loss carryforwards of less than $0.1 million for the period from June 18, 2024 (inception) to December 31, 2024. The federal net operating loss carryforwards may be carried forward indefinitely. The state net operating loss carryforwards begin to expire in 2044.

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2024, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current year. The Company determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2024.

For the period from June 18, 2024 (inception) to December 31, 2024, the valuation allowance increased primarily due to the increases in net operating loss carryforwards and research and development tax credit carryforwards. The changes in the valuation allowance were as follows (in thousands):

Period from June 18, 2024 (Inception) to December 31, 2024
Valuation allowance as of June 18, 2024 (inception)	$—
Increases recorded to income tax provision	7,556

Valuation allowance as of December 31, 2024	$7,556

The Tax Cuts and Jobs Act of 2017 resulted in significant changes to the treatment of research and developmental expenditures under Section 174 of the Internal Revenue Code of 1986, as amended (the “Code”). For tax years beginning after the year ended December 31, 2021, taxpayers are required to capitalize and amortize all research and development expenditures that are paid or incurred in connection with its trade or business. Specifically, costs for U.S. based research and development activities must be amortized over five years using a midyear convention. For the period from June 18, 2024 (inception) to December 31, 2024, the Company capitalized $24.9 million of research and development expenses.

Under Code Section 382, if a corporation undergoes an ownership change, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company became a loss corporation as defined in Section 382. Future changes in the Company’s capital ownership, which may be outside of the Company’s control, may trigger an ownership change. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an ownership change. If an ownership change has occurred or does occur in the future, utilization of the net operating loss carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability for the Company.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company records uncertain tax positions as liabilities in accordance with ASC 740 and adjusts these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. For the period from June 18, 2024 (inception) to December 31, 2024, the Company has not recorded any uncertain tax positions in the Company’s consolidated financial statements.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations and comprehensive loss. For the period from June 18, 2024 (inception) to December 31, 2024, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheets.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from inception.

10. Paragon Option Agreement

Paragon Option Agreement

In July 2024, the Company entered into an Antibody Discovery and Option Agreement with Paragon and Parade for the selected target, APRIL, for the Company’s initial research program, JADE-001, which was amended in September 2024 to add two additional undisclosed targets for additional research programs named JADE-002 and JADE-003. Under the Paragon Option Agreement, Jade has the exclusive option (an “Option”), on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of terms that are pre-negotiated and attached to the Paragon Option Agreement as an exhibit (a “License Agreement”). If the Company exercises its options and finalizes the related license agreement, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, the Company can choose to add additional targets by mutual agreement with Paragon.

Under the terms of the agreement, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates directed to certain mutually agreed therapeutic targets of interest to Jade (each, a “Research Program”). The Option with respect to each Research Program is exercisable at Jade’s sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Program (an “Option Period”). The Paragon Option Agreement requires Jade, Paragon, and Parade to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities may include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Jade and two employees from Paragon, with Jade and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parade have produced an antibody against a selected target, and upon the completion of each Research Program, Paragon and Parade will deliver to Jade a data package that includes sequence information for all then-existing antibodies and information directed to such target. Jade, Paragon and Parade have developed a Research Plan for JADE-001 consistent with the foregoing, and Paragon and Parade have delivered an antibody against APRIL in accordance with such Research Plan.

Unless terminated earlier, the Paragon Option Agreement shall continue in force on a Research Program-by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by the Company; (ii) if the Company exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the Paragon Option Agreement). The Company may terminate the Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Paragon Option Agreement or a Research Program immediately upon written notice to the Company if, as a result of any action or failure to act by the Company or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.

Under the Paragon Option Agreement, the Company reimbursed Paragon $5.6 million for research and development costs that per the agreement were incurred by Paragon related to APRIL prior to entering into the Paragon Option Agreement and other costs incurred by Paragon to support the Company’s activities through June 30, 2024. Of this upfront research and development costs related to APRIL, a total of $5.5 million was recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024. The Company paid $5.6 million to Paragon in August 2024. The Company is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. Under the Paragon Option Agreement, the Company is also responsible for any additional development costs incurred by Paragon, which from July 1, 2024 to December 31, 2024 totaled $10.8 million, of which $10.6 million was recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024. An amount of $3.5 million is included in related party accrued expenses and other current liabilities within the Company’s consolidated balance sheet as of December 31, 2024. Under the Paragon Option Agreement, the Company is obligated to pay Paragon $1.3 million following finalization of the research plan for APRIL, which was paid in November 2024. Additionally, the Company is obligated to pay Paragon $1.5 million following nomination of a development candidate for APRIL, which was paid in December 2024. These amounts were recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024.

The Company will reimburse Paragon $1.5 million for development costs related to JADE-002 incurred by Paragon through December 31, 2024, of which $1.4 million was recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024. An amount of $1.2 million is included in related party accrued expenses and other current liabilities as of December 31, 2024. The Company paid $0.3 million of development costs related to JADE-002 in October 2024. Additionally, the Company was obligated to pay Paragon $1.0 million following the finalization of the research plan, which occurred in November 2024 and was paid in December 2024, as well as for subsequent development costs related to JADE-002. These amounts were recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024.

The Company will reimburse Paragon $1.2 million for development costs related to JADE-003 incurred by Paragon through December 31, 2024. This amount was recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024. An amount of $0.9 million is included in related party accrued expenses and other current liabilities as of December 31, 2024. The Company paid $0.3 million of development costs related to JADE-003 in October 2024. Additionally, the Company was obligated to pay Paragon $1.0 million following the finalization of the research plan, which was paid in December 2024, as well as for subsequent development costs related to JADE-003. These amounts were recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period from June 18, 2024 (inception) to December 31, 2024.

Any License Agreement entered into with respect to a given Research Program is expected to be consistent with pre-negotiated terms attached to the Paragon Option Agreement and shall contain the same milestone payment obligations as the Paragon Option Agreement, provided that any milestone set in the Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Jade pursuant to the Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Jade would also be required to make royalty payments to Paragon in the low to mid-single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.

Additionally, as part of the Paragon Option Agreement, on each of December 31, 2025 and December 31, 2026, Jade will grant Parade warrants to purchase a number of shares equal to 1.00% of Jade’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Jade common stock on each respective grant date. Parade is an entity formed by Paragon as a vehicle to hold equity in Jade in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreement other than to receive such warrants. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the consolidated statement of operations and comprehensive loss (see Note 8).

The Company expenses the fees incurred under the Paragon Option Agreement as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses in the accompanying consolidated statement of operations and comprehensive loss.

The Company concluded that the rights obtained under the Paragon Option Agreement represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Paragon Option Agreement did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the exclusive license options, which represent a group of similar identifiable assets. The research initiation fees represent a one-time cost on a research program-by research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development cost, monthly development cost fee and additional development expenses incurred by Paragon due to work completed for selected targets prior to the effective date of the Paragon Option Agreement and Amendment to the Paragon Option Agreement that associated with services being rendered under the related Research Programs is recognized as research and development expense when incurred.

For the period from June 18, 2024 (inception) to December 31, 2024 the Company recognized $24.6 million of research and development expenses in connection with services provided by Paragon under the Paragon Option Agreement and the JADE-001 License Agreement (as defined below).

JADE-001 License Agreement

On October 30, 2024, Jade entered into a License Agreement for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the JADE-001 research program directed to APRIL, antibodies created by Jade derived from the licensed antibodies and directed to APRIL, and products that comprise the foregoing with Paragon (the “JADE-001 License Agreement”) consistent with the pre-negotiated terms agreed to upon execution of the Paragon Option Agreement, pursuant to which Paragon granted Jade a royalty-bearing, worldwide, exclusive and sublicensable license with respect to certain inventions, patent rights, sequence information and other intellectual property rights related to monospecific antibodies directed at the APRIL target (the “Licensed Antibody Technology”) to use, make, sell, import, export and otherwise exploit certain monospecific antibodies and products targeting APRIL in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Under the terms of the JADE-001 License Agreement, Jade is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for nomination of a development candidate, which was paid in December 2024, and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Following the execution of the JADE-001 License Agreement, Jade is solely responsible for, and has sole authority and control over, all aspects of the development, manufacturing and commercialization of JADE-001, including regulatory strategy, communications, filings and activities (including clinical trials). In addition, the following summarizes other key terms of the JADE-001 License Agreement:

•

Paragon also granted Jade a royalty-bearing, worldwide, non-exclusive, sublicensable right and license under the Licensed Antibody Technology to use, make, sell, import, export or otherwise exploit certain multispecific antibodies and products targeting APRIL.

•	Paragon will not conduct any new campaigns that generate APRIL monospecific antibodies in the field for at least five years.

•

Paragon may pursue the development and commercialization of multispecific antibodies and products directed at the APRIL target in the field and in the territory, and Jade has a right of first negotiation for any such multispecific antibodies and products proposed by Paragon for a period of five years from the execution of the JADE-001 License Agreement. If Jade does not exercise its right of first negotiation, or if the parties are unable to agree on a definitive agreement, Paragon may proceed without any obligations to Jade with respect to the right of first negotiation, and Jade’s non-exclusive license will exclude any multispecific antibodies and products that were the subject of the right of first negotiation.

•

Jade will pay Paragon a low-to-mid single-digit percentage royalty based on annual net sales of the products in the field and in the territory, and a mid single-digit percentage royalty based on annual net sales of the multispecific products in the field and in the territory, subject to a 30% reduction if there is no valid patent covering the product in the country.

•

The royalty term ends on the later of (i) the twelfth anniversary of such date or (ii) the expiration of the last-to- expire valid patent covering the product or the multispecific product in the country at issue.

•	The JADE-001 License Agreement may be terminated on 60 days’ notice by Jade; on material breach without cure; and to the extent permitted by law, on a party’s insolvency or bankruptcy.

•

With respect to patents licensed to Jade under the JADE-001 License Agreement that have been filed as of the effective date of the JADE-001 License Agreement, Jade will control the preparing, filing, prosecuting and maintenance of such patents. With respect to patents filed after the effective date of the JADE-001 License Agreement, Paragon will control the preparing, filing, prosecuting and maintaining of such patents until the final deliverable for the relevant research program is delivered to Jade, after which Jade will control the preparing, filing, prosecuting and maintain of such patents.

•

Jade shall have the right to grant sublicenses under the JADE-001 License Agreement, provided that (i) any sublicense agreement is consistent with all relevant terms, conditions and restrictions of the JADE-001 License Agreement, (ii) Jade provides Paragon with a copy of each sublicense agreement and any amendments thereto within 30 days following execution thereof and (iii) Jade remains responsible for all payments and obligations due under the JADE-001 License Agreement.

•

On a product-by-product basis, Jade is obligated to pay sublicensing fees of up to approximately $20.1 million, mainly upon the achievement of commercial milestones. Jade has the option, during specified periods, to pay a non-refundable lump-sum buyout payment on a product-by-product basis to extinguish future milestone payment obligations with respect to such product.

In December 2024, Jade completed its selection of its development candidate for the JADE-001 program and paid Paragon the related $1.5 million milestone payment and recorded the payment as research and development expense in Jade’s consolidated statements of operations and comprehensive loss during the period June 18, 2024 (inception) to December 31, 2024. Jade recorded a $0.1 million nonrefundable sublicensee fee under the JADE-001 License Agreement as research and development expense in Jade’s consolidated statement of operations and comprehensive loss during the period June 18, 2024 (inception) to December 31, 2024.

Cell Line License Agreement

On February 3, 2025, the Company entered into an amended and restated cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics Ireland Limited (“WuXi Biologics Ireland”). Under the Cell Line License Agreement, the Company received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics Ireland’s patent rights, know-how, cell line, biological materials and media and feeds to develop, manufacture, have manufactured, make, have made, import, sell, keep, commercialize and otherwise deal in, use and exploit certain therapeutic products produced through the use of the cell lines licensed by WuXi Biologics Ireland under the Cell Line License Agreement (the “WuXi Biologics Ireland Licensed Products”). JADE-001 is, and Jade anticipates that JADE-002 will be, manufactured using a cell line licensed under the Cell Line License Agreement. A cell line has not yet been selected for JADE-003.

In consideration for the license, the Company incurred a non-refundable license fee of $0.2 million in November 2024 which was recorded as research and development expense in the Company’s consolidated statement of operations and comprehensive loss during the period June 18, 2024 (inception) to December 31, 2024, and may incur additional non-refundable license fees up to $0.1 million. Additionally, if the Company manufactures all of its commercial supplies of bulk drug product for a particular product with a manufacturer other than WuXi Biologics Ireland or its affiliates, it is required to make royalty payments to WuXi Biologics Ireland in an amount equal to a fraction of a single digit percentage of global net sales of the WuXi Biologics Ireland Licensed Products manufactured by a third-party manufacturer (the “Royalty”). If the Company manufactures part of its commercial supplies of the WuXi Biologics Ireland Licensed Products with WuXi Biologics Ireland or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis. The Company has the option, at any time, to pay WuXi Biologics Ireland a non-refundable lump-sum royalty buyout payment on a drug product-by-drug product basis to extinguish future Royalty obligations with respect to such drug product.

The Cell Line License Agreement will continue indefinitely unless terminated (i) by the Company upon six months’ prior written notice and its payment of all undisputed amounts due to WuXi Biologics Ireland through the effective date of termination, (ii) by either party for a material breach by the other party that remains uncured for 60 days after written notice, (iii) by WuXi Biologics Ireland if the Company fails to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.

11. Commitments and Contingencies

401(k) Plan

The Company maintains a defined-contribution plan under Code Section 401(k) (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the 401(k) Plan may be made at the discretion of management. For the period from June 18, 2024 (inception) to December 31, 2024, the Company has not recorded any expense related to 401(k) Plan match contributions.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2024.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings or other litigation relating to claims arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and estimated exposure amount. Legal fees and other costs associated with such proceedings are expensed as incurred. As of December 31, 2024, the Company was not a party to any material legal proceedings or claims.

12. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

Period from June 18, 2024 (Inception) to December 31, 2024
Numerator:
Net loss	$(46,979)

Denominator:
Weighted-average common shares outstanding, basic and diluted	3,155,500

Net loss attributable to common stockholders, basic and diluted	$(14.89)

For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted common stock as such shares are not considered outstanding for accounting purposes until vested.

The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potential common shares from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:

Period from June 18, 2024 (Inception) to December 31, 2024
Convertible preferred stock (as converted to common stock)	12,622,000
Unvested restricted stock awards	517,293
Stock options to purchase common stock	2,392,751

15,532,044

13. Related Party Transactions

On June 18, 2024, the Board of Directors issued 86,215 RSAs to a consultant in exchange for regulatory and strategic services provided to the Company. The consultant is an employee of Fairmount, which is a related party of the Company.

Paragon and Parade each currently beneficially own more than 5% of the Company’s capital stock through their respective common stock holdings. For the period from June 18, 2024 (inception) to December 31, 2024, the Company recognized $24.6 million of expenses, recognized as research and development expense in the Company’s consolidated statement of operations and comprehensive loss, in connection with services provided by Paragon and Parade under the Paragon Option Agreement and JADE-001 License Agreement. For the period from June 18, 2024 (inception) to December 31, 2024, the Company recognized $1.0 million of expenses, recognized as general and administrative expense in the Company’s consolidated statement of operations and comprehensive loss, in connection with services provided by Paragon and Parade under the Paragon Option Agreement. As of December 31, 2024, the Company had $5.5 million in related party accrued expenses pertaining to services provided by Paragon and Parade under the Paragon Option Agreement and reimbursements of recruiting and start-up fees on its consolidated balance sheets. In addition, under the terms of the Paragon Option Agreement, Parade will be entitled to grants of warrants to purchase a number of shares equal to 1.00% of outstanding shares of the Company’s common stock, on a fully diluted basis, as of the date of the grants (see Note 8). The Company exercised its option for JADE-001 in October 2024. Under the terms of the JADE-001 License Agreement, Jade is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for nomination of a development candidate and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. If the Company exercises its options for JADE-002 and JADE-003, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million under each respective agreement upon the achievement of certain clinical development milestones, up to $10.0 million under each respective agreement upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each product developed.

Fairmount beneficially owns more than 5% of the Company’s capital, currently has two representatives appointed to the Board of Directors, and beneficially owns more than 5% of Paragon. In June 2024, the Company issued and sold an aggregate of 20,000,000 shares of Convertible Preferred Stock to Fairmount, at a purchase price of $0.0001 per share, for gross proceeds of less than $0.1 million (see Note 6). In July 2024, Fairmount entered into the Purchase Agreement with the Company and holds a Convertible Note with an initial principal amount of $20.0 million (see Note 5).

The following is a summary of related party accrued expenses and other current liabilities (in thousands):

December 31, 2024
Reimbursable fees under the terms of the Paragon Option Agreement	$5,430
Paragon reimbursable legal fees	74

$5,504

14. Segment Reporting

The Company has one reportable segment relating to the research and development of its research programs, JADE-001, JADE-002 and JADE-003. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a consolidated basis and uses consolidated net loss for the allocation of resources and the assessment of performance. Although the Company’s financial reporting package that is reviewed and approved by the CODM disaggregates significant expenses such as program-level external research and development costs, personnel costs, including stock-based compensation expense, and professional and consulting fees, all decisions made by the CODM are based upon reviewing operating metrics and performance indications at the Company-wide consolidated level and consolidated net loss. The CODM uses consolidated net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and in monitoring budget versus actual results. Assets are also managed on a Company-wide consolidated basis.

The table below is a summary of the significant expenses categories regularly provided to the CODM (in thousands):

Period from June 18, 2024 (Inception) to December 31, 2024
Operating Expenses
JADE-001 external research and development costs(1)	$22,992
JADE-002 external research and development costs(2)	2,437
JADE-003 external research and development costs(3)	2,141
Research and development personnel-related costs (including stock-based compensation)(4)	3,509
Other research and development costs	155
General and administrative personnel-related costs (including stock-based compensation)(5)	1,714
Professional and consulting fees(6)	2,253
Other general and administrative costs(7)	337

Total operating expenses	$35,538

15. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2024 through February 24, 2025, the date at which the consolidated financial statements were available to be issued.

Option Grants

In January 2025, the Company granted options for the purchase of an aggregate of 5,566,787 shares of common stock to employees and directors at an exercise price of $6.03 per share.

Vancouver Lease

On February 12, 2025, the Company entered into a lease agreement with Spire VA Limited Partnership (“Vancouver Lease”) for office space located in Vancouver, Canada. The lease commencement date is October 1, 2025 with an initial term of five years. The total lease payment is expected to be $1.7 million over the initial lease term.